Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-54431 and 333-113967) of Leggett & Platt, Incorporated of our report dated June 24, 2004, relating to the financial statements and schedules of the Leggett & Platt, Incorporated Stock Bonus Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Saint Louis, Missouri

June 25, 2004